Exhibit 10.33

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 19th day of January, 2007 by and between Armstrong Coal Co. (“ACC”) 7701 Forsyth, Suite 1000, St. Louis, Mo. 63105 and David R. Cobb (“Cobb”) 3575 Brown Road, Madisonville, Ky. 42431.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, ACC and Cobb hereby agree as follows.

1. Duties and Position. Cobb shall be employed as the Director of Operations of ACC. Cobb shall report to ACC’s Chairman of the Board. Cobb shall have such duties as are customarily performed by persons serving in similar capacities in other businesses similar to ACC’s business. Cobb shall devote his full working time, attention, and best efforts to performing all reasonably assigned responsibilities: Cobb shall not, while employed by ACC, engage in any other business or employment without the prior written approval of ACC’s Board. Notwithstanding the foregoing, nothing herein is intended or shall be construed as preventing Cobb from engaging in such civic, charitable, or political activities as do not interfere with the performance of Cobb’s duties hereunder.

2. Term of Employment

2.1 On-Going Term. Cobb’s employment under this agreement shall be for 3 years beginning on January 1, 2007: However, the term of Cobb’s employment under this Agreement shall automatically extend for additional one (1) year terms until such time, if any, as ACC or Cobb give written notice to the other that such automatic extension shall cease.

2.2 Exemption. Notwithstanding the foregoing, Cobb’s employment hereunder may be earlier terminated in accordance with the terms of Section 6 of this Agreement.

3. Compensation.

3.1 Base Salary Compensation. ACC shall pay Cobb an initial annual base salary of One Hundred Eighty Thousand Dollars ($180,000.00). Said salary shall be subject to adjustment as set forth in the next sentence (“Salary Compensation”). Cobb’s Salary Compensation may be adjusted on each anniversary of the date first written above as determined by ACC’s Board, in its sole discretion. Cobb’s Salary Compensation shall be payable in equal periodic installments according to ACC’s customary payroll practices, but no less frequently than bi-monthly.

3.2 Overriding Royalty. Cobb will be paid a royalty of $0.05 per ton of coal mined and sold from ACC properties as referenced in the Overriding Royalty Agreement executed by ACC and Cobb on November 22, 2006.

3.3 Withholding. All payments under this Section 3 shall be less such amounts as are required to be withheld by law or as otherwise authorized by Cobb in writing.

4. Benefits.

Cobb shall be eligible to participate in such benefits as may be authorized and adopted from time to time by the Board for ACC employees including, without limitation, any pension plan, profit-sharing plan, or other qualified retirement plan and any group insurance plan. ACC shall reimburse Cobb for normal and reasonable business expenses incurred in performance of his responsibilities. During each calendar year Cobb shall be entitled to the greater of three (3) weeks of vacation or such greater vacation as ACC employees would be entitled to under ACC’s standard vacation policy. ACC may furnish such other benefits to Cobb as it shall determine, from time to time, within its discretion, to be in the best interests of ACC and Cobb. Nothing herein is intended or shall be construed as precluding ACC from modifying or discontinuing any benefit plan, policy or program.

5. Termination of Employment Cobb’s employment with ACC under this Agreement shall terminate:

5.1 Cause. For “Cause” immediately upon notice from ACC to Cobb. As used herein, “Cause” shall mean:

A. Cobb’s failure substantially to perform his duties hereunder in a manner satisfactory to ACC’s Board, as determined in good faith by ACC’s Board, provided that ACC’s Board has given Cobb written notice of the action(s) or omission(s) which are claimed to constitute such failure and Cobb does not fully remedy such failure within ten (10) calendar days after receipt of the written notice;

B. Cobb has engaged in gross misconduct, dishonest, disloyal, illegal or unethical conduct, or any other conduct which has or could reasonably have a detrimental impact on ACC or its reputation, all facts to be determined in good faith by ACC’s Board;

C. Cobb has acted in a dishonest or disloyal manner, or breached any fiduciary duty to ACC, that, in either case, results or was intended to result in personal profit to Cobb at the expense of ACC or any of its customers;

D. Cobb has been convicted of or pleads guilty or no contest to any felony.

E. Cobb has one or more physical or mental impairments which have substantially impaired his ability to perform the essential functions of his job under this Agreement. Any dispute as to whether Cobb has been so impaired shall be determined by ACC’s Board in consultation with a physician appointed by ACC’s Board;

F. Cobb’s death;

G. Any breach by Cobb of his obligations under Sections 7-11 or 13 of this Agreement; or

H. Cobb resigns under circumstances where a termination for “Cause” was impending or could have reasonably been foreseen.

5.2 Good Reason. For “Good Reason” immediately upon written notice from Cobb to ACC’s Board or at such later time as such notice may specify, which date shall not be more than fourteen (14) calendar days after the date on which ACC is deemed to receive such notice. As used herein, Good Reason shall mean a material demotion or reduction, without Cobb’s consent, in Cobb’s duties.

5.3 Change in Control. Upon the occurrence of a “Change in Control,” provided Cobb’s employment with ACC or an acquiring entity is terminated, other than for Cause, within twelve (12) months of the Change in Control. As used herein, “Change in Control” means:

A. any purchase or other acquisition by an individual or group of person(s) (including entity(ies)) acting in concert, which results in persons who are shareholders of ACC as of the date first written above no longer being the legal and beneficial owners of fifty-one percent (51%) or more of the outstanding equity in ACC;

B. consummation of a reorganization, merger, recapitalization, consolidation, or any other transaction, in each case with respect to which persons who were shareholders of ACC as of the date first written above do not, immediately thereafter, legally and beneficially own fifty-one percent (51%) or more of the equity in the newly-organized, merged, recapitalized, consolidated, or other resulting entity; or

C. the sale of all or substantially all of the assets of ACC in a transaction approved by the board of directors.

5.4 Without Cause. Upon notice from ACC’s Board to Cobb.

5.5 Miscellaneous. ACC may pay Cobb in lieu of having him work during all or part of any notice period under this Section 5. Following any notice of termination, Cobb shall fully cooperate with ACC in all matters relating to the winding up of his pending work on behalf of ACC and the orderly transfer of any such pending work to such others as may be designated by ACC’s Board. To that end ACC shall be entitled to such full-time or part-time services of Cobb as ACC may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

6. Separation Package

6.1 Cause. In the event ACC terminates Cobb’s employment for Cause, Cobb shall not be entitled to any compensation or benefits beyond his termination date except for as set forth in the Overriding Royalty Agreement dated November 22, 2006.

6.2 Good Reason. In the event of resignation for Good Reason, ACC shall:

A. continue, for twelve (12) months following such termination, Cobb’s Salary Compensation at the same rate as such Salary Compensation was set hereunder on the day prior to Cobb’s termination;

B. The overriding royalty will run with the land per the provisions of the Overriding Royalty Agreement dated November 22, 2006.

C. pay, for twelve (12) months, the premiums for Cobb and his dependents to continue group health insurance under such group policy(ies), if any, on the same terms as ACC provides to ACC employees, provided such payments may cease earlier than twelve (12) months following termination if:

(i) the applicable group policy does not permit continuation coverage beyond the maximum time periods established by applicable law for continuation coverage, in which case payments shall cease when the applicable maximum period is reached for each covered individual; or

(ii) Cobb and/or any covered dependent(s) advise ACC that Cobb and/or any covered dependent(s) have obtained other satisfactory group health coverage in which case coverage shall cease only for such individuals who have obtained such other group coverage; and

(iii) ACC ceases to provide any group health policy to any employees.

6.3 Without Cause. In the event ACC terminates Cobb’s employment without Cause, ACC shall provide Cobb with the payments and benefits described in Section 6.2 (A) — (C).

6.4 Change in Control. In the event of a termination under Section 5.3, ACC shall provide Cobb with the benefits on the terms described in Section 6.2 (C) for twelve (12) months following termination. In addition, ACC shall, promptly following such termination, pay Cobb a lump sum payment equal to one (1) times Cobb’s Salary Compensation at the time of his termination plus any accrued and unpaid bonus pursuant to section 3.2.

6.5 Miscellaneous. Any payments under this Section 6 shall be subject to such deductions as may be required by law. In addition, in the event Cobb violates any of the terms of Section 7 or 9-11 of this Agreement, as determined in good faith by ACC’s Board, any payments and benefits otherwise due under this Section 6 shall immediately cease. Any payments under this agreement associated with termination of employment will require Cobb to sign an appropriate release of all future claims against ACC or its successors.

7. Confidential Information and Relationships. Cobb acknowledges and agrees that, in the course of his employment with ACC, he has and will continue to come into possession of technical, financial and/or business information pertaining to ACC which is not published or readily available to the public, including, but not limited to: financing opportunities; market research and analyses; customer contact information, specifications, needs and histories; contract terms; sales figures, reports and projections; marketing concepts and plans; cost and pricing information; plans for future developments including product and market expansion; and lists of and other information pertaining to and/or received from customers, suppliers and/or employees (“Confidential Information”). Cobb also acknowledges and agrees that he has received training regarding ACC’s business and shall have contact with ACC’s customers and suppliers. Such contacts will enable Cobb to establish and maintain, at ACC’s expense, favorable relationships and goodwill with such person/entities, and to influence with whom such persons/entities do business. Cobb acknowledges that Confidential Information and such relationships and goodwill are important to and will greatly affect the success of ACC. Cobb agrees that during employment with ACC and at all times thereafter, regardless of how, when and why employment may end, he shall hold in the strictest confidence, and shall not disclose, duplicate and/or use for himself or any other person or entity any Confidential Information without the prior written consent of the Chairman of the Board, or unless required to do so in order to perform his responsibilities while employed by ACC. Cobb also agrees that at all times during his employment with ACC, he shall comply with all of ACC’s policies and procedures relating to the protection and confidentiality of Confidential Information.

8. No Other Contract. Cobb warrants that he is not bound by any other agreement, oral or written, which would limit or preclude him from performing any responsibility reasonably assigned by ACC hereunder. Cobb also agrees not to disclose to ACC or seek to induce ACC to use, any confidential information, material or trade secret belonging to any other person or entity.

9. Work Product. Any and all designs, plans, inventions, products, improvements, programs, specifications, methods, reports, notebooks, databases, notes, analyses, memoranda, files, correspondence, rolodexes, and other embodiments of work conceived, made, discovered and/or produced by Cobb during his employment by ACC, either solely or jointly with others: (A) in the course of performing any duties for ACC, (B) which are based, in whole or part, upon Confidential Information, the supplies, facilities or business, financial or technical information of ACC, or (C) which relate to the business of ACC (“Work Product”), shall be the sole property of ACC or its designee and available to ACC or its designee at all times. Cobb agrees promptly to disclose and hereby assigns in perpetuity to ACC or its designee, without royalty or other additional consideration, any and all of his rights to any and all Work Product. Cobb further agrees that during his employment by ACC and after that employment ends, regardless of how, when and why, he shall, upon request from the Chairman of the Board or his designee: (i) execute any and all applications for copyright, patent, trademark or other intellectual or proprietary right relating to Work Product which may be prepared for his signature, (ii) assign to ACC or its designee any and all such applications, copyrights, patents, trademarks or other intellectual or proprietary rights relating thereto, and (iii) assist ACC or its designee, as ACC or its designee deems necessary, in order for SKI or its designee to apply for, defend or enforce any copyright, patent, trademark or other intellectual or proprietary right or otherwise protect its interests in Work Product. ACC or its designee shall pay all expenses of preparing, filing and prosecuting any such application and of obtaining such copyrights, patents, trademarks or other intellectual or proprietary right.

10. Return of Property. All documents, records, reports, lists, databases, software, analyses, notes and similar items relating to ACC’s business that Cobb has or may prepare or receive in the course of his employment are and shall remain ACC’s property. At such times as ACC’s Board may request, and upon separation from employment with ACC, regardless of how, when and why employment may end, Cobb shall immediately deliver to ACC’s Chairman of the Board all Confidential Information, Work Product and other property of ACC in his possession or control, including, but not limited to, all records, documents, notes and disks (including copies), containing, excerpting or relating, in whole or in part, to Confidential Information.

11. Non-Compete. Cobb recognizes that ACC will or has spent substantial money, time and effort to develop and maintain its relationships with its customers, suppliers and employees, ACC is paying Cobb to, among other things, develop and preserve business information, methods of doing business and goodwill, and ACC has agreed to employ or continue employing Cobb based on his assurances and promises not to divert or misuse ACC’s Confidential Information, Work Product or goodwill or to put himself in a position following employment with ACC in which the confidentiality of Confidential Information or Work Product might somehow be comprised. Therefore, Cobb agrees that while employed by ACC and for twelve (12) months following termination of that employment, regardless of how, when or why employment may end, he shall not in any manner or in any capacity, directly or indirectly, for himself or any other person or entity, actually or attempt:

A to acquire any interest in, be employed by or otherwise associated or affiliated with any person or entity which offers any product or service which is competitive with any product or service offered by ACC;

B. to solicit, interfere with, divert or take away from ACC any business with or from any person or entity who/that was a customer or prospective customer of ACC:

(i)	in the case of Cobb’s on-going employment, during all or part of the twelve (12) months immediately preceding any dispute under this Section 11; and

(ii)	in the case of employment having ended, during all or part of the twelve (12) months preceding termination of Cobb’s employment.

A prospective customer shall mean any person/entity who/that, within the relevant period described in subsection (B)(i) and (ii) above, was in negotiation with ACC or received a written proposal from ACC; or

C. to hire or solicit for work any employee of ACC or otherwise to induce any employee of ACC to leave employment with ACC.

Cobb further agrees that if he has any question regarding the scope of activities restricted by this Section 11, he shall submit the question in writing to ACC’s Board. Cobb also agrees to keep ACC’s Board advised of the identity of any employer, his work location and general responsibilities during the twelve (12) month post-employment period covered by this Section 11.

12. Securities. Notwithstanding the terms of Sections 1 and 11 above, nothing in this Agreement is intended or shall be construed as limiting Cobb’s right, as an investor, to hold or acquire the stock of any business that is registered on a national securities exchange or regularly traded on a generally recognized over-the-counter market, so long as his interest in any such business does not exceed five percent (5%) of the ownership of that business.

13. Remedies. The parties agree that the terms of Sections 7 and 9-11 of this Agreement are intended and shall be construed not as personal services but as terms governing the ownership and use of property, including Confidential Information and goodwill. Cobb agrees that the covenants in Sections 7 and 9-11 of this Agreement are reasonable and necessary to protect the legitimate business interests of ACC, that any violation by Cobb of any such covenant would result in great damage and irreparable injury to ACC, and that his experience, knowledge and skills are such that enforcement of Sections 7 and 9-11 by way of injunction would not cause him unreasonable hardship or prevent him from earning a living. Cobb further acknowledges and agrees that if he were to violate the terms of Section 11, the unauthorized disclosure or use of Confidential Information, goodwill and/or Work Product would be inevitable. Cobb, therefore, agrees that, in the event of actual or threatened violation of any of the covenants in Sections 7 or 9-11 of this Agreement, in addition to whatever other legal and/or equitable remedies allowed by law, ACC shall be entitled to enforce the terms of this Agreement by way of injunction. In addition, Cobb and ACC agree that any dispute or controversy arising between/among them relating to this Agreement shall be brought in the Missouri or federal court with jurisdiction in the County of St. Louis, State of Missouri (the “Courts”), and that the Courts shall have exclusive jurisdiction over any such dispute or controversy. Furthermore, each of the parties hereby voluntarily consents to the jurisdiction of the Courts and stipulates that the Courts are not an unreasonable forum within which to litigate any dispute or controversy related to this Agreement. Cobb further agrees that if there is any question as to the enforceability of any of the covenants in Sections 7 or 9-11 of this Agreement, he shall not engage in any conduct inconsistent with or contrary to any such covenant until after the question has been resolved by a final judgment of the Courts. In the event ACC has to consult with or retain any attorney to enforce the terms of this Agreement, Cobb agrees that he shall pay ACC for all costs, expenses and attorneys’ fees ACC incurs in enforcing this Agreement, whether or not litigation is commenced.

14. Binding Effect.

A. Cobb may not sell, assign or transfer this Agreement or any of his rights, interests or obligations under this Agreement, in whole or in part, by operation of law or otherwise.

B. ACC may sell, assign or transfer any of its rights and/or interests under Sections 7, 9-11 and 13-21 of this Agreement without any additional consent of or notice to Cobb. In such event, said Sections shall remain in full force after such sale, assignment or other transfer, shall inure to the benefit of and may be enforced by (i) any successor, assignee, or transferee of all or any part of ACC’s business as fully and completely as it would inure to the benefit of and it could be enforced by ACC if no such sale, assignment or transfer had occurred, and (ii) ACC in the case of any sale, assignment or other transfer of a part, but not all, of the business.

C. Whether or not ACC assigns any of its rights and/or interests under Sections 7, 9-11 and 13-21 of this Agreement, the parties intend and agree that any successor or transferee of all or part of ACC’s business shall be a third party beneficiary of the terms of said Sections. The parties further intend and agree that, in the event of any sale, merger or other change in the ownership or structure of ACC, in whole or in part, the resulting entity shall step into the place of ACC under Sections 7, 9-11 and 13-21 of this Agreement, without any additional consent of or notice to Cobb, as if the term “ACC” were defined in this Agreement to include such person/entity. In addition, the parties agree that, in the event ACC sells, transfers or merges part, but not all, of its business, the terms of Sections 7, 9-11 and 13-21 shall be enforceable by both ACC and the successor or transferee of part of ACC’s business. As used herein, a “successor” or “transferee” includes any person/entity which, at any time, merges with, or purchases all or substantially all of the stock or assets of ACC.

15. Severability/Interpretation. The parties acknowledge and agree that the terms of Sections 7, 9-11 and 13-21 are severable from the remainder of this Agreement and supported by adequate consideration. In the event any one or more whole or partial provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any respect, the validity and enforceability of the remaining whole or partial provisions shall not be affected, and such adjudication shall not affect the validity or enforceability of such whole or partial provision in any other jurisdiction. The parties further agree that if any whole or partial restrictive covenant in this Agreement is deemed invalid or unenforceable because overly broad in geographic scope, activity or time duration, this Agreement shall be interpreted as if such invalid or unenforceable whole or partial provision were not contained herein; provided, however, if, under applicable law, such whole or partial provision may be modified or interpreted so as to be enforceable, that provision shall be so modified or interpreted so as to be enforceable to the maximum extent permitted by applicable law.

16. Preservation of Rights. Cobb agrees that termination of his employment with ACC, regardless of how, when or why employment may end, shall in no manner affect his promises contained in Sections 7, 9-11 and 13-21 of this Agreement. In order to preserve its rights hereunder, ACC may advise any third party with whom Cobb may consider, establish or contract a relationship of the existence of this Agreement and its terms, and ACC shall have no liability for so acting.

17. Notice. Any written notice required under this Agreement shall be deemed given on the date of hand delivery, the calendar day following the day sent by a next day mail or delivery service, and two (2) calendar days following the date postmarked by U.S. mail, all postage or delivery charges prepaid. Any such notice shall be given:

to ACC, addressed to its Chairman at:	7701 Forsyth Suite 1000. St. Louis, Mo. 63105

to Cobb at:	3575 Brown Road Madisonville, Ky. 42431

or such other address as specified in notice given in accordance with the foregoing.

18. Entire Agreement. This Agreement contains the entire agreement between Cobb and ACC and supersedes any prior oral or written agreement between them pertaining to the subject matter of this Agreement except for the Overriding Royalty Agreement dated November 22, 2006. Each party warrants that, in entering into this Agreement, it is not relying on any representation or promise other than those set forth in this Agreement. This Agreement may be modified only by a writing signed by Cobb and the Chairman of the board.

19. Waiver of Breach. Failure of either party to exercise any right under this Agreement, in the event the other party breaches this Agreement, shall not be construed as a waiver of such breach or prevent the non-breaching party from later enforcing strict compliance with the terms of this Agreement. Waiver of any right by ACC hereunder must be in writing signed by ACC’s Chairman of the Board.

20. Choice of Law. The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of Missouri without giving effect to any choice of law or conflict of law rule or principle that would cause application of the law of a jurisdiction other than the State of Missouri.

21. Miscellaneous. The headings of each Section herein are for convenience only and shall have no significance in the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one instrument.

22. Acknowledgment Cobb acknowledges and agrees that, to the extent desired, he has discussed this Agreement with the advisors of his choice, he has read, fully understands and intends to comply with all of the provisions of this Agreement, and he is voluntarily signing it below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COBB:

Armstrong Coal Co.

/s/ David R. Cobb	By:	/s/ Martin D. Wilson
David R. Cobb		Title: President